EXHIBIT 10.10
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
This Amended and Restated Employment Agreement (the “Agreement”), entered into on October 26, 2021, is made by and between Louis Steffens (the “Executive”) and Taylor Morrison, Inc., a Delaware corporation (the “Company”), and shall be effective on January 1, 2022 (the “Effective Date”).
RECITALS
A.It is the desire of the Company to assure itself of the continued services of the Executive by continuing to engage the Executive to perform services under the terms hereof.
B.The Executive desires to continue to provide services to the Company and to Taylor Morrison Home Corporation, a Delaware corporation and the indirect parent of the Company (including any successor parent, “TMHC”) on the terms herein provided.
C.The Executive and the Company are parties to that certain Amended and Restated Employment Agreement, dated June 15, 2018 (the “2018 Agreement”).
D.This Agreement is intended to supersede any prior agreements or understandings, whether formal or informal, between the Executive and the Company or any of its Affiliates (as defined below), including the 2018 Agreement.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the parties hereto agree as follows:
1.Certain Definitions.
(a)“Accountants” shall have the meaning set forth in Section 11(b).
(b)“Accrued Obligations” shall have the meaning set forth in Section 5(a).
(c)“Action” shall have the meaning set forth in Section 9.
(d)“Affiliate” shall have meaning ascribed thereto in the Equity Plan.
(e)“Agreement” shall have the meaning set forth in the preamble hereto.
(f)“Annual Base Salary” shall have the meaning set forth in Section 3(a).
(g)“Annual Bonus” shall have the meaning set forth in Section 3(b).
(h)“Board” shall mean the Board of Directors of TMHC.
(i)The Company shall have “Cause” to terminate the Executive’s employment pursuant to Section 4(a)(iii) hereunder upon: (i) a material breach by the Executive of this Agreement, any award agreement executed by the Executive and issued under the Equity Plan or any policy of the Company or its Affiliates; provided, that, the Company shall permit the Executive up to fifteen (15) days after notice from the Company to cure such breach if reasonably susceptible to cure; (ii) the Executive’s gross negligence or willful misconduct, which is injurious to the Company or any of its Affiliates; provided, that, the Company shall permit the Executive up to fifteen (15) days after notice from the Company to cure such breach if reasonably susceptible to cure; or (iii) the Executive’s conviction of, or guilty plea (or plea of nolo contendere) or confession to, a felony or other crime involving dishonesty, fraud, breach of any fiduciary obligation to the Board or any equity holder of TMHC, or unethical business conduct.
(j)“280G Change in Control” shall have the meaning set forth in Section 11(a).
(k)“Change in Control” shall have the meaning set forth in the Equity Plan.
(l)“Code” shall mean the Internal Revenue Code of 1986, as amended.
(m)“Company” shall, except as otherwise provided in Sections 6 and 7, have the meaning set forth in the preamble hereto.
(n)“Confidential Information” shall have the meaning set forth in Section 7(a).
(o)“Date of Termination” shall mean (i) if the Executive’s employment is terminated by the Executive’s death, the date of the Executive’s death, or (ii) if the Executive’s employment is terminated pursuant to Section 4(a)(ii)-(vi), the date specified or otherwise effective pursuant to Section 4(b).
(p)“Disability” shall mean the disability of the Executive caused by any physical or mental injury, illness or incapacity as a result of which the Executive has been unable to effectively perform the essential functions of the Executive’s duties for a continuous period of at least one hundred eighty (180) days. If any question shall arise as to whether a Disability exists, the Executive may, and at the request of the Company shall, submit to a medical examination by a physician selected by the Company to determine whether a Disability exists and such determination shall for the purposes of this Agreement be conclusive of the issue. If such question shall arise and the Executive shall fail to submit to such medical examination, the Company’s determination of the issue shall be binding on the Executive.
(q)“Effective Date” shall have the meaning set forth in the preamble hereto.
(r)“Equity Plan” shall mean the Taylor Morrison Home Corporation 2013 Omnibus Equity Award Plan, as amended from time to time, or any successor plan thereto.
(s)“Excise Tax” shall have the meaning set forth in Section 11(a).
(t)“Executive” shall have the meaning set forth in the preamble hereto.
(u)“Full Payment” shall have the meaning set forth in Section 11(a).
(v)The Executive shall have “Good Reason” to resign from employment pursuant to Section 4(a)(v) in the event that any of the following actions are taken by the Company or any of its Affiliates without the Executive’s consent: (i) any material diminution in the nature or status of the Executive’s title, duties, responsibilities or authority, including by reason of the Executive’s no longer being the most senior employee responsible for oversight of the finances of a publicly traded company following a Change in Control, (ii) any material diminution in the Executive’s Annual Base Salary or Target Bonus, other than a decrease in base salary or bonus opportunity that applies to a similarly situated class of employees of the Company or its Affiliates, (iii) a material breach of the Company’s obligations under this Agreement, or (iv) a change of the Executive’s principal place of employment to a location more than fifty (50) miles from its present location (which change increases the Executive’s one-way commute); provided, however, that none of the events described in the foregoing clauses shall constitute Good Reason unless the Executive has notified the Company in writing describing the events that constitute Good Reason within ninety (90) days following the first occurrence of such events and then only if the Company fails to cure such events within thirty (30) days after the Company’s receipt of such written notice, and the Executive shall have terminated the Executive’s employment with the Company promptly following the expiration of such cure period.
(w)“Inventions” shall have the meaning set forth in Section 7(c).
(x)“Notice of Termination” shall have the meaning set forth in Section 4(b).
(y)“Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.
(z)“Proprietary Rights” shall have the meaning set forth in Section 7(c).
(aa)“Reduced Payment” shall have the meaning set forth in Section 11(a).
(ab)“Section 409A” shall have the meaning set forth in Section 10(a).
(ac)“Severance Payments” shall have the meaning set forth in Section 5(b)(i).
(ad)“Severance Period” shall have the meaning set forth in Section 5(b)(i).
(ae)“Target Bonus” shall have the meaning set forth in Section 3(b).
(af)“Term” shall have the meaning set forth in Section 2(b).
(ag)“TMHC” shall have the meaning set forth in the preamble hereto.
(ah)“Transaction Payment” shall have the meaning set forth in Section 11(a).
2.Employment.
(a)In General. The Company shall continue to employ the Executive, and the Executive shall continue in the employ of the Company, for the period set forth in Section 2(b), in the position set forth in Section 2(c), and upon the other terms and conditions herein provided.
(b)Term of Employment. The term of employment (the “Term”) under this Agreement shall be for the period beginning on the Effective Date and ending on the Date of Termination. For purposes of clarity, from the date of the execution of this Agreement until the Effective Date, the terms of the Executive’s employment shall be governed by the 2018 Agreement.
(c)Position and Duties.
(i)Position. During the Term, the Executive shall serve as Executive Vice President and Chief Financial Officer of the Company and TMHC, with duties, responsibilities and authority customary for such position and as may be reasonably assigned by the Board or the Chief Executive Officer of TMHC from time to time. Such duties, responsibilities and authority may include services for one or more subsidiaries or Affiliates of the Company. The Executive shall report to the Chief Executive Officer of TMHC. The Executive agrees to observe and comply with the Company’s and its Affiliates’ rules and policies as adopted from time to time. The Executive shall devote the Executive’s full business time, skill, attention and best efforts to the performance of the Executive’s duties hereunder; provided, however, that the Executive shall be entitled to manage the Executive’s personal, financial and legal affairs, or reasonably engage in charitable endeavors, so long as such activities do not interfere with the Executive’s performance of the Executive’s duties and responsibilities to the Company and its Affiliates as provided hereunder, are not in conflict with the business interests of the Company or its Affiliates and do not otherwise compete with the business of the Company or its Affiliates. For the avoidance of doubt, except as specifically provided in this Section 2(c), during the Term, the Executive shall not be permitted to become engaged in or render services for any Person other than the Company and its Affiliates without the consent of the Board.
(ii)Principal Office. During the Term, the principal place of the Executive’s employment shall be the Company’s corporate headquarters in Scottsdale, Arizona. The Executive shall perform the Executive’s duties and responsibilities to the Company at such principal place of employment and at such other location(s) to which the Company may reasonably require the Executive to travel for Company business purposes.
3.Compensation and Related Matters.
(a)Annual Base Salary. During the Term, the Executive shall receive a base salary at a rate of five hundred seventy five thousand dollars ($575,000) per annum, which shall be paid in accordance with the customary payroll practices of the Company, subject to review and adjustment in accordance with the Company’s or TMHC’s compensation policies and practices, overall financial condition and other business factors (the “Annual Base Salary”).
(b)Annual Bonus. With respect to each calendar year that ends during the Term, the Executive shall be eligible to receive an annual cash bonus (the “Annual Bonus”) under TMHC’s annual bonus program, with a target Annual Bonus amount equal to one hundred fifty percent (150%) of the Annual Base Salary (the “Target Bonus”). The Executive’s actual Annual Bonus for a given year, if any, shall be determined by the Board (or a subcommittee thereof) on the basis of the Executive’s, the Company’s and/or TMHC’s attainment of objective financial and/or other subjective or objective criteria established by the Board (or a subcommittee thereof). Each such Annual Bonus shall be payable at such time and in such manner that annual bonuses are paid to other senior executives of the Company after results have been determined for the calendar year to which the Annual Bonus, if any, relates. Notwithstanding the foregoing, except as expressly provided in Section 5 hereof, no Annual Bonus shall be payable with respect to any calendar year unless the Executive remains continuously employed with the Company through the date of payment of such Annual Bonus.
(c)Benefits. During the Term, the Executive shall be entitled to participate in the employee benefit plans, programs and arrangements of the Company now (or, to the extent determined by the Company, hereafter) in effect, subject to and in accordance with their terms, including pension benefits and medical and welfare benefits, as such benefit plans, programs or arrangements may be amended or terminated from time to time in accordance with their terms.
(d)Vacation, Sick Leave and Holidays. During the Term, the Executive shall be entitled to paid vacation, paid sick leave and paid holidays in accordance with applicable laws and the Company’s policies in force from time to time.
(e)Equity.
(i)Eligibility. During the Term, the Executive shall be eligible to receive equity-based compensation awards under the Equity Plan from time to time, as determined by the Board (or a subcommittee thereof) in its sole discretion.

(ii)Vesting of Performance-Based Equity Awards. Notwithstanding anything to the contrary contained in the Equity Plan or any award agreement issued thereunder:
(A)Change in Control. Upon a Change in Control, the performance period (or term of similar meaning) applicable to any equity-based compensation awarded to the Executive under the Equity Plan that vests in whole or in part upon the achievement of one or more performance goals (“Performance Awards”), whether granted prior to, on or after the date hereof, shall end on the date of the Change in Control, and the Executive shall be eligible to vest in all such Performance Awards on the last date of the service period applicable to each such Performance Award (the “Vesting Date”), with all applicable performance goals deemed achieved at the “target” level, subject to the Executive’s continued employment through such Vesting Date; provided, however, that if the Executive is terminated without Cause pursuant to Section 4(a)(iv) or resigns with Good Reason pursuant to Section 4(a)(v), in each case at any time (x) following the execution of a definitive agreement with a third party that, if consummated, would result in a Change in Control, but before such transaction is consummated (and subject to such consummation), or (y) within twenty-four (24) months following a Change in Control ((x) or (y), as applicable, a “CIC Qualifying Termination”), then the Executive shall remain eligible to vest in such Performance Awards as described in this sentence, but the Vesting Date shall occur on the date of such CIC Qualifying Termination (or, if later, the date of such Change in Control). For the avoidance of doubt, the Vesting Date shall be deemed to be the “Determination Date” (or term of similar meaning, if applicable), as defined in the applicable award agreement(s) pursuant to which such Performance Awards were granted under the Equity Plan.
(B)Death or Disability. If the Executive’s employment is terminated due to the Executive’s death or Disability prior to the vesting of any then-outstanding Performance Awards, whether granted prior to, on or after the date hereof, the Executive or the Executive’s beneficiary shall remain eligible to vest in a pro-rated portion of each such Performance Award based on a fraction, the numerator of which is the number of completed months in the applicable performance period (or term of similar meaning) at the time of such termination and the denominator of which is the number of months in the applicable performance period, multiplied by the number of shares of common stock which are finally determined to be earned and subject to the Performance Award following the completion of the performance period. The portion of each Performance Award eligible to vest shall be based on actual results for the applicable performance period and shall be determined in accordance with the terms of the applicable award agreement(s) pursuant to which such Performance Awards were granted under the Equity Plan. Such Performance Awards shall vest under the terms of the applicable award agreement as if the Executive had remained in service through the applicable vesting date and performance certification date for each such Performance Award.
(iii)Vesting of Time-Based Equity Awards. Notwithstanding anything to the contrary contained in the Equity Plan or any award agreement issued thereunder:
(A)Change in Control. If the Executive is terminated in a CIC Qualifying Termination, then the Executive shall vest in full in any equity-based compensation awarded to the Executive under the Equity Plan (other than Performance Awards), whether granted prior to, on or after the date hereof, on the date of such CIC Qualifying Termination (or, if later, the date of the applicable Change in Control).
(B)Death or Disability. If the Executive’s employment is terminated due to the Executive’s death or Disability, then the Executive shall vest in full in any equity-based compensation awarded to the Executive under the Equity Plan (other than Performance Awards), whether granted prior to, on or after the date hereof, as of the relevant Date of Termination.
(f)Expenses. During the Term, the Company shall reimburse the Executive for all reasonable travel and other business expenses incurred by the Executive in the performance of the Executive’s duties to the Company, in accordance with the Company’s expense reimbursement policies and procedures.
(g)No Additional Compensation. Except as otherwise provided herein, the Executive shall not be entitled to any additional compensation for service as a member of the Board (or any subcommittee thereof) or other positions or titles the Executive may hold with any subsidiary or Affiliate of the Company to the extent the Executive is so appointed.
4.Termination. The Executive’s employment hereunder may be terminated by the Company or the Executive, as applicable, without any breach of this Agreement only under the following circumstances:
(a)Circumstances.
(i)Death. The Executive’s employment hereunder shall terminate upon the Executive’s death.
(ii)Disability. If the Executive has incurred a Disability, the Company may give the Executive written notice of its intention to terminate the Executive’s employment. In that event, the Executive’s employment with the Company shall terminate effective on the later of the thirtieth (30th) day after receipt of such notice by the Executive and the date specified in such notice; provided, that within the thirty (30) day period following receipt of such notice, the Executive shall not have returned to full-time performance of the Executive’s duties hereunder.
(iii)Termination with Cause. The Company may terminate the Executive’s employment with Cause.
(iv)Termination without Cause. The Company may terminate the Executive’s employment without Cause.
(v)Resignation with Good Reason. The Executive may resign from the Executive’s employment with Good Reason.
(vi)Resignation without Good Reason. The Executive may resign from the Executive’s employment without Good Reason upon not less than sixty (60) days’ advance written notice to the Board.
(b)Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive under this Section 4 (other than termination pursuant to Section 4(a)(i)) shall be communicated by a written notice to the other party hereto (i) indicating the specific termination provision in this Agreement relied upon, (ii) except with respect to a termination pursuant to Section 4(a)(iv) or (vi), setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) specifying a Date of Termination as provided herein (a “Notice of Termination”). If the Company delivers a Notice of Termination under Section 4(a)(ii), the Date of Termination shall be at least thirty (30) days following the date of such notice; provided, however, that such notice need not specify a Date of Termination, in which case the Date of Termination shall be determined pursuant to Section 4(a)(ii). If the Company delivers a Notice of Termination under Section 4(a)(iii) or 4(a)(iv), the Date of Termination shall be, in the Company’s sole discretion, the date on which the Executive receives such notice or any subsequent date selected by the Company. If the Executive delivers a Notice of Termination under Section 4(a)(v), the Date of Termination shall be at least thirty (30) days following the date of such notice; provided, however, that the Company may, in its sole discretion, accelerate the Date of Termination to any date that occurs following the Company’s receipt of such notice, without changing the characterization of such termination as voluntary, even if such date is prior to the date specified in such notice and without having to pay any compensation or benefits for the balance of such notice period. The failure by the Company or the Executive to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Cause or Good Reason shall not waive any right of the Company or the Executive hereunder or preclude the Company or the Executive from asserting such fact or circumstance in enforcing the Company’s or the Executive’s rights hereunder.
(c)Termination of All Positions. Upon termination of the Executive’s employment for any reason, the Executive agrees to resign, as of the Date of Termination or such other date requested by the Company, from all positions on the Board and all committees thereof (and, if applicable, from the board of directors or similar governing bodies (and all committees thereof) of all other Affiliates of the Company) and from all other positions and offices that the Executive then holds with the Company and its subsidiaries and Affiliates. The Executive agrees to promptly execute such documents as the Company, in its sole discretion, shall reasonably deem necessary to effect such resignations.
5.Company Obligations upon Termination of Employment.
(a)In General. Subject to Section 10(b), upon termination of the Executive’s employment for any reason, the obligations of the Company to pay or provide the Executive with compensation and benefits under Section 3 shall cease, and the Company shall have no further obligations to provide compensation or benefits to the Executive hereunder, except the Executive (or the Executive’s estate) shall be entitled to receive (i) any amount of the Executive’s Annual Base Salary earned through the Date of Termination not theretofore paid, (ii) any amount arising from the Executive’s participation in, or benefits under, any employee benefit plans, programs or arrangements under Section 3(c) (other than severance plans, programs or arrangements) or the Equity Plan (subject to the terms and conditions of the Equity Plan and any applicable award agreement thereunder, as modified by Section 3(e)(ii) or (iii) herein), which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements including, where applicable, any death and disability benefits, (iii) any accrued vacation pay owed to the Executive pursuant to Section 3(d), (iv) any expenses owed to the Executive under Section 3(f), and (v) subject to the Executive’s (or the Executive’s estate’s) satisfaction of the Release Requirement (as defined below), any Annual Bonus for the year prior to the year in which the Date of Termination occurred that was earned but not yet paid (the “Accrued Obligations”). Notwithstanding anything to the contrary, upon a termination with Cause or a resignation without Good Reason, the Accrued Obligations shall not include the amount set forth in clause (v) of the preceding sentence.
(b)Termination without Cause or Resignation with Good Reason. Subject to Section 10(b) and subject to the Executive’s continued compliance with the covenants contained in Sections 6 and 7, if the Company terminates the Executive’s employment without Cause pursuant to Section 4(a)(iv) or if the Executive resigns from employment with Good Reason pursuant to Section 4(a)(v), the Company shall, in addition to the Accrued Obligations:
(i)pay to the Executive an aggregate amount equal to the product of (A) one and a half (1.5) and (B) the sum of the Annual Base Salary and the higher of (1) the Target Bonus and (2) the average of the Annual Bonuses paid in or payable in respect of (whichever results in the higher average) the three (3) completed calendar years that precede the Date of Termination, in equal installments in accordance with the Company’s customary payroll practices during the eighteen (18)-month period (the “Severance Period”) beginning on the Date of Termination and ending on the earlier to occur of (A) the expiration of the Severance Period and (B) the first date that the Executive violates any covenant contained in Section 6 and 7 (the “Severance Payments”); provided, however, that if such termination is a CIC Qualifying Termination, then (x) the aggregate Severance Payments shall instead be equal to the product of (A) two (2.0) and (B) the sum of the Annual Base Salary and the higher of (1) the Target Bonus and (2) the average of the Annual Bonuses paid in or payable in respect of (whichever results in the higher average) the three (3) completed calendar years that precede the Date of Termination, and (y) such Severance Payments shall instead be payable in a single lump sum on the Company’s first regular payroll date that follows the sixtieth (60th) day following the Date of Termination;
(ii)subject to the Executive’s timely election of (and continued eligibility for) continued health coverage pursuant to the federal law known as “COBRA,” the Company shall pay, during the twelve (12)-month period following the Date of Termination (or until the Executive becomes eligible for comparable coverage under the health plans of a successor employer, if earlier) (the “COBRA Period”), the applicable COBRA premiums for the Executive and any eligible dependents who participated in the Company’s health plan as of immediately prior to the Date of Termination; provided, that in the event the Company would be subject to any excise tax under Section 4980D of the Code or other penalty or liability pursuant to the provisions of the Patient Protection and Affordable Care Act of 2010 (as amended from time to time) or other applicable law (or to the extent such COBRA subsidy is not permitted under the terms of the applicable benefit plan or applicable law), and in lieu of providing the COBRA subsidy described above, the Company shall instead pay to the Executive a fully taxable monthly cash payment in an amount such that, after payment by the Executive of all taxes on such payment, the Executive retains an amount equal to the applicable COBRA premiums for such month (or the last month in which COBRA coverage was available to the Executive), with such monthly payment being made on the last day of each month for the remainder of the COBRA Period. For the avoidance of doubt, the Executive’s health benefit coverage from the Company during the COBRA Period shall run concurrent with the health continuation coverage period mandated by Section 4980B of the Code;
(iii)pay the Executive a prorated portion of the Annual Bonus payable with respect to the calendar year in which such termination occurs, determined on a daily basis, based solely on the actual level of achievement of the applicable performance goals for such year, and payable if and when annual bonuses are paid to other senior executives of the Company with respect to such year; and
(iv)provide the Executive with up to twelve (12) months of outplacement assistance through the Company’s then-current outplacement vendor (or, if no such vendor exists, through an outplacement vendor of the Company’s choice);
provided, however, that notwithstanding the foregoing, (A) the amounts payable to the Executive under this Section 5(b) shall be contingent upon and subject to the Executive’s execution and non-revocation of a general waiver and release of claims agreement (the “Release”) in the Company’s customary form attached hereto as Exhibit A (and the expiration of any applicable revocation period), on or prior to the sixtieth (60th) day following the Date of Termination (the “Release Requirement”); and (B) any installment payments pursuant to this Section 5(b) shall commence on the first payroll period following the effective date of such Release, and the initial installment shall include a lump-sum payment of all amounts accrued under this Section 5(b) from the Date of Termination through the date of such initial payment.
(c)Survival. The expiration or termination of the Term shall not impair the rights or obligations of any party hereto, which shall have accrued prior to such expiration or termination.
(d)No Other Severance. The Executive expressly acknowledges that any severance payments and benefits under this Section 5 are in lieu of any other payments or benefits that the Executive may otherwise be eligible to receive under any Company plan, policy or program providing for severance, separation pay or salary continuation payments or benefits.
6.Non-Competition; Non-Solicitation; Non-Hire.
(a)Survival of Restrictive Covenants Agreement. Notwithstanding anything to the contrary set forth herein, the Restrictive Covenants Agreement, by and between the Company and the Executive, dated as of December 15, 2011, shall survive and remain in full force and effect following the Effective Date, and is incorporated by reference as though fully set forth herein.
(b)Non-Solicitation of Customers and Suppliers. The Executive agrees that the Company’s relationships with its customers and suppliers are solely the assets and property of the Company, and therefore the Executive agrees that at any time during the Executive’s employment and for a period of two (2) years following termination of the Executive’s employment with the Company for any reason, the Executive shall not directly or through others solicit or attempt to solicit any of the Company’s customers and/or suppliers for the purpose of providing products or services competitive to those offered by the Company. For purposes of this Section 6(b), the terms “customer” and “supplier” shall also include prospective customers and suppliers of the Company.
(c)Non-Solicitation of Employees. The Executive agrees that the Company has invested substantial time and effort in assembling and training its present staff of personnel. Accordingly, the Executive agrees that at any time during the Executive’s employment and for a period of two (2) years following termination of the Executive’s employment with the Company for any reason, the Executive will not directly or indirectly induce or solicit, or seek to induce or solicit, on behalf of the Executive or other persons or entities any of the Company’s employees to leave employment with the Company if such employee was employed by the Company during the last six (6) months of the Executive’s employment.
(d)Company Defined. As used in this Section 6, the term “Company” shall include the Company and any direct or indirect subsidiaries and Affiliates thereof and any successors thereto.
7.Non-Disclosure of Confidential Information; Non-Disparagement; Intellectual Property.
(a)Non-Disclosure of Confidential Information; Return of Property.
(i)Confidential Information. Except as required in the faithful performance of the Executive’s duties hereunder, during the Term and in perpetuity thereafter, the Executive shall maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for the Executive’s benefit or the benefit of any Person, any confidential or proprietary information or trade secrets of or relating to the Company or any of its

Affiliates, including, without limitation, information with respect to the Company’s or any of its Affiliates’ operations, protocols, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment (“Confidential Information”), or deliver to any Person any document, record, notebook, computer program or similar repository of or containing any such Confidential Information; provided, that the Executive’s good faith performance of the Executive’s duties and responsibilities for the Company and its Affiliates during employment shall not be deemed a breach of this Section 7(a). Upon the Executive’s termination of employment for any reason, the Executive shall promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents or any other documents concerning the Company’s or any of its Affiliates’ Confidential Information, customers, business plans, marketing strategies, products or processes. The Executive may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest possible notice thereof, shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought and shall assist such counsel in resisting or otherwise responding to such process.
(ii)Permissible Disclosure of Confidential Information. Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall prohibit the Executive from reporting possible violations of federal law or regulation to or otherwise cooperating with or providing information requested by any governmental agency or entity, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, the Congress and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. The Executive does not need the prior authorization of the Company to make any such reports or disclosures and the Executive is not required to notify the Company that the Executive has made such reports or disclosures.
(b)Non-Disparagement. The Executive shall not, at any time during the Executive’s employment and following the Executive’s termination of employment for any reason, make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage or be damaging to the Company, its subsidiaries or Affiliates or their respective officers, directors, employees, advisors, businesses or reputations. Notwithstanding the foregoing, nothing in this Agreement shall preclude the Executive from making truthful statements that are required by applicable law, regulation or legal process.
(c)Intellectual Property Rights.
(i)Inventions and Proprietary Rights. The Executive agrees that the results and proceeds of the Executive’s services for the Company or its subsidiaries or Affiliates (including, but not limited to, any trade secrets, products, services, processes, know-how, designs, developments, innovations, analyses, drawings, reports, techniques, formulas, methods, developmental or experimental work, improvements, discoveries, inventions, ideas, source and object codes, programs, matters of a literary, musical, dramatic or otherwise creative nature, writings and other works of authorship) resulting from services performed while an employee of the Company and any works in progress, whether or not patentable or registrable under copyright or similar statutes, that were made, developed, conceived or reduced to practice or learned by the Executive, either alone or jointly with others (collectively, “Inventions”), shall be works-made-for-hire and the Company (or, if applicable or as directed by the Company, any of its subsidiaries or Affiliates) shall be deemed the sole owner throughout the universe of any and all trade secret, patent, copyright and other intellectual property rights (collectively, “Proprietary Rights”) of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner the Company determines in its sole discretion, without any further payment to the Executive whatsoever. If, for any reason, any of such results and proceeds shall not legally be a work-made-for-hire and/or there are any Proprietary Rights which do not accrue to the Company (or, as the case may be, any of its subsidiaries or Affiliates) under the immediately preceding sentence, then the Executive hereby irrevocably assigns and agrees to assign any and all of the Executive’s right, title and interest thereto, including, without limitation, any and all Proprietary Rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, to the Company (or, if applicable or as directed by the Company, any of its subsidiaries or Affiliates), and the Company or such subsidiaries or Affiliates shall have the right to use the same in perpetuity throughout the universe in any manner determined by the Company or such subsidiaries or Affiliates without any further payment to the Executive whatsoever. As to any Invention that the Executive is required to assign, the Executive shall promptly and fully disclose to the Company all information known to the Executive concerning such Invention. The Executive hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, that the Executive now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.
(ii)Executive Assistance. The Executive agrees that, from time to time, as may be requested by the Company and at the Company’s sole cost and expense, the Executive shall do any and all things that the Company may reasonably deem useful or desirable to establish or document the Company’s exclusive ownership throughout the United States of America or any other country of any and all Proprietary Rights in any such Inventions, including, without limitation, the execution of appropriate copyright and/or patent applications or assignments. To the extent the Executive has any Proprietary Rights in the Inventions that cannot be assigned in the manner described above, the Executive unconditionally and irrevocably waives the enforcement of such Proprietary Rights. This Section 7(c) is subject to and shall not be deemed to limit, restrict or constitute any waiver by the Company of any Proprietary Rights of ownership to which the Company may be entitled by operation of law by virtue of the Executive’s employment with the Company. The Executive further agrees that, from time to time, as may be requested by the Company and at the Company’s sole cost and expense, the Executive shall assist the Company in every proper and lawful way to obtain and from time to time enforce Proprietary Rights relating to Inventions in any and all countries. To this end, the Executive shall execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, the Executive shall execute, verify and deliver assignments of such Proprietary Rights to the Company or its designees. The Executive’s obligation to assist the Company with respect to Proprietary Rights relating to such Inventions in any and all countries shall continue beyond the termination of the Executive’s employment with the Company.
(iii)Permissible Disclosure of Trade Secrets. Notwithstanding anything to the contrary contained herein, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made: (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the Company’s trade secrets to the Executive’s attorney and use the trade secret information in the court proceeding if the Executive: (1) files any document containing the trade secret under seal; and (2) does not disclose the trade secret, except pursuant to court order.

(d)Company Defined. As used in this Section 7, the term “Company” shall include the Company and any direct or indirect subsidiaries and Affiliates thereof and any successors thereto.
8.Indemnification. The Executive shall be entitled to indemnification in accordance with the terms of that certain Indemnification Agreement, by and among TMHC and the Executive, dated as of October ___, 2021, which is incorporated by reference as though fully set forth herein.
9.Cooperation. The Executive agrees that during and after the Executive’s employment with the Company, the Executive shall assist the Company and its Affiliates in the defense of any claims or potential claims that may be made or threatened to be made against the Company or any of its Affiliates in any action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise, that are not adverse to the Executive (each, an “Action”), and shall assist the Company and its Affiliates in the prosecution of any claims that may be made by the Company or any of its Affiliates in any Action, to the extent that such claims may relate to the Executive’s employment or the period of the Executive’s employment by the Company and its Affiliates. The Executive agrees, unless precluded by law, to promptly inform the Company if the Executive is asked to participate (or otherwise become involved) in any such Action. The Executive also agrees, unless precluded by law, to promptly inform the Company if the Executive is asked to assist in any investigation (whether governmental or otherwise) of the Company or any of its Affiliates (or their actions) to the extent that such investigation may relate to the Executive’s employment or the period of the Executive’s employment by the Company, regardless of whether a lawsuit has then been filed against the Company or any of its Affiliates with respect to such investigation. The Company or one of its Affiliates shall reimburse the Executive for all of the Executive’s reasonable out-of-pocket expenses associated with such cooperation following the Executive’s Date of Termination; provided, that any such cooperation occurring after the termination of the Executive’s employment shall be scheduled to the extent reasonably practicable so as not to unreasonably interfere with the Executive’s business or personal affairs.
10.Section 409A of the Code.
(a)General. The parties hereto acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Code and the Department of Treasury Regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date (“Section 409A”). Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any amounts payable hereunder will be taxable currently to the Executive under Section 409A(a)(1)(A) of the Code and related Department of Treasury guidance, the Company and the Executive shall cooperate in good faith to (i) adopt such amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that they mutually determine to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement, to preserve the economic benefits of this Agreement and to avoid less favorable accounting or tax consequences for the Company, and/or (ii) take such other actions as mutually determined to be necessary or appropriate to exempt the amounts payable hereunder from Section 409A or to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes thereunder; provided, however, that this Section 10(a) does not create an obligation on the part of the Company to modify this Agreement and does not guarantee that the amounts payable hereunder will not be subject to interest or penalties under Section 409A, and in no event whatsoever shall the Company or any of its Affiliates be liable for any additional tax, interest or penalties that may be imposed on the Executive as a result of Section 409A or any damages for failing to comply with Section 409A.

(b)Special Rules. Notwithstanding any provision to the contrary in this Agreement: (i) no amount shall be payable pursuant to Section 5 unless the termination of the Executive’s employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations; (ii) if the Executive is deemed at the time of the Executive’s separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent that delayed commencement of any portion of the termination benefits to which the Executive is entitled under this Agreement (after taking into account all exclusions applicable to such termination benefits under Section 409A), including, without limitation, any portion of the additional compensation awarded pursuant to Section 5, is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of the Executive’s termination benefits shall not be provided to the Executive prior to the earlier of (A) the expiration of the six (6)-month period measured from the date of the Executive’s “separation from service” with the Company (as such term is defined in the Department of Treasury Regulations issued under Section 409A) and (B) the date of the Executive’s death; provided, that upon the earlier of such dates, all payments deferred pursuant to this Section 10(b)(ii) shall be paid to the Executive in a lump sum, and any remaining payments due under this Agreement shall be paid as otherwise provided herein; (iii) the determination of whether the Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of the Executive’s separation from service shall be made by the Company in accordance with the terms of Section 409A and applicable guidance thereunder (including, without limitation, Section 1.409A-1(i) of the Department of Treasury Regulations and any successor provision thereto); (iv) for purposes of Section 409A, the Executive’s right to receive installment payments pursuant to Section 5 shall be treated as a right to receive a series of separate and distinct payments; and (v) to the extent that any reimbursement of expenses or in-kind benefits constitutes “deferred compensation” under Section 409A, (A) such reimbursement or benefit shall be provided no later than December 31 of the year following the year in which the expense was incurred, (B) the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, (C) the amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year and (D) the right to any benefits or reimbursements or in-kind benefits may not be liquidated or exchanged for any other benefit. Neither the Executive nor any of the Executive’s creditors or beneficiaries shall have the right to subject any “deferred compensation” under Section 409A payable under this Agreement to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any “deferred compensation” under Section 409A payable to the Executive or for the Executive’s benefit may not be reduced by, or offset against, any amount owing by the Executive to the Company or any of its Affiliates.
11.Section 280G of the Code.
(a)If there is a change of ownership or effective control or change in the ownership of a substantial portion of the assets of a corporation (within the meaning of Section 280G of the Code) (a “280G Change in Control”) and any payment or benefit (including payments and benefits pursuant to this Agreement) that the Executive would receive from the Company, TMHC or otherwise (“Transaction Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the Transaction Payment are paid to the Executive, which of the following two alternative forms of payment would result in the Executive’s receipt, on an after-tax basis, of the greater amount of the Transaction Payment notwithstanding that all or some portion of the Transaction Payment may be subject to the Excise Tax: (A) payment in full of the entire amount of the Transaction Payment (a “Full Payment”), or (B) payment of only a part of the Transaction Payment so that the Executive receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”). For purposes of determining whether to make a Full Payment or a Reduced Payment, the Company shall cause to be taken into account all applicable federal, state and local income and employment taxes and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes). If a Reduced Payment is made, the reduction in payments and/or benefits will occur in the following order: (1) first, reduction of cash payments, in reverse order of scheduled payment date (or if necessary, to zero), (2) then, reduction of non-cash and non-equity benefits provided to the Executive, on a pro rata basis (or if necessary, to zero) and (3) then, cancellation of the acceleration of vesting of equity award compensation in the reverse order of the date of grant of the Executive’s equity awards.
(b)Unless the Executive and the Company otherwise agree in writing, any determination required under this section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Accountants shall provide detailed supporting calculations to the Company and the Executive as requested by the Company or the Executive. The Executive and the Company shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 11.
12.Assignment and Successors. The Company may assign its rights and obligations under this Agreement to any of its Affiliates, and shall require any successor to all or substantially all the assets of the Company, by merger or otherwise, to assume this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. The Company may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its Affiliates. The Executive may not assign the Executive’s rights or obligations under this Agreement to any individual or entity. This Agreement shall be binding upon and inure to the benefit of the Company and the Executive and their respective successors, assigns, personnel, legal representatives, executors, administrators, heirs, distributees, devisees and legatees, as applicable. In the event of the Executive’s death following a termination of the Executive’s employment, all unpaid amounts otherwise due the Executive (including under Section 5) shall be paid to the Executive’s estate.
13.Governing Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Arizona, without reference to the principles of conflicts of law of Arizona or any other jurisdiction, and where applicable, the laws of the United States.
14.Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
15.Notices. Any notice, request, claim, demand, document and other communication hereunder to any party hereto shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by nationally recognized overnight courier, or certified or registered mail, postage prepaid, to the following address (or at any other address as any party hereto shall have specified by notice in writing to the other party hereto):
(a)If to the Company:

Taylor Morrison, Inc.
4900 N. Scottsdale Road
Suite 2000
Scottsdale, AZ 85251
Attention: General Counsel

(b)If to the Executive, at the Executive’s most recent address on the payroll records of the Company.
16.Counterparts. This Agreement may be executed in several counterparts (including by facsimile transmission or electronic image scan (PDF)), each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.
17.Entire Agreement. The terms of this Agreement (together with any other agreements and instruments contemplated hereby or referred to herein) is intended by the parties hereto to be the final expression of their agreement with respect to the employment of the Executive by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement (including, without limitation, the 2018 Agreement). The parties hereto further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative or other legal proceeding to vary the terms of this Agreement.
18.Amendments; Waivers. This Agreement may not be modified, amended or terminated except by an instrument in writing signed by the Executive and a duly authorized officer of Company (other than the Executive) that expressly identifies the amended provision of this Agreement. By an instrument in writing similarly executed and similarly identifying the waived compliance, the Executive or a duly authorized officer of the Company may waive compliance by the other party or parties with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure to comply or perform. No failure to exercise and no delay in exercising any right, remedy or power hereunder shall preclude any other or further exercise of any other right, remedy or power provided herein or by law or in equity.
19.No Inconsistent Actions. The parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.
20.Construction. This Agreement shall be deemed drafted equally by both of the parties hereto. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary: (a) the plural includes the singular, and the singular includes the plural; (b) “and” and “or” are each used both conjunctively and disjunctively; (c) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (d) “includes” and “including” are each “without limitation”; and (e) “herein,” “hereof,” “hereunder,” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection.
21.Dispute Resolution. The parties understand and agree that except as otherwise expressly provided in this Agreement, any claim of any nature whatsoever, including those arising out of or connected with the Executive’s employment with the Company, including but not limited to wrongful termination, breach of contract, defamation, and claims of discrimination (including age, disability, sex, religion, national origin, race, color, etc.), harassment or retaliation whether under federal, state or local laws, regulations, or Executive Orders, common law, or in equity, shall be decided by submission to final and binding arbitration in Scottsdale, Arizona. The arbitrator shall be a retired or former state or federal court judge. The parties further agree that the performance of the Executive’s duties as contemplated by this Agreement involves commerce. This arbitration provision shall be governed by the Federal Arbitration Act. The arbitrator shall apply the law (including applicable filing limitations periods and exhaustion of administrative remedies) to the same extent and with same force and effect as would an Arizona court or a federal court sitting in Arizona. The arbitration shall be pursuant to rules and procedures adopted by the Company, and failing such adoption, the Federal Rules of Civil Procedure. Judgment shall be final upon the award rendered by the arbitrator and may be entered in any court having jurisdiction thereof, and each of the parties shall be responsible for its respective legal fees and expenses. The parties further understand and agree that actions seeking temporary injunctions are hereby excluded from arbitration and, therefore, may be sought in a court of appropriate jurisdiction without resort to arbitration, even though resolution of the underlying claim must be submitted to arbitration.
EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION OR OTHER PROCEEDING INSTITUTED BY OR AGAINST SUCH PARTY IN RESPECT OF ITS RIGHTS OR OBLIGATIONS HEREUNDER.
22.Enforcement. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were never a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.
23.Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local and foreign withholding and other taxes and charges that the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.
24.Employee Representations. The Executive represents, warrants and covenants that (a) the Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein and has entered into this Agreement freely based on the Executive’s own judgment, (b) the Executive has the full right, authority and capacity to enter into this Agreement and perform the Executive’s obligations hereunder, (c) the Executive is not bound by any agreement that conflicts with or prevents or restricts the full performance of the Executive’s duties and obligations to the Company hereunder during or after the Term and (d) the execution and delivery of this Agreement shall not result in any breach or violation of, or a default under, any existing obligation, commitment or agreement to which the Executive is subject.
[signature page follows]

The parties have executed this Agreement as of the date first written above.

TAYLOR MORRISON, INC.

By:	/s/ Sheryl D. Palmer
Sheryl D. Palmer
Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)
LOUIS STEFFENS

By:	/s/ Louis Steffens

[Signature Page to Taylor Morrison Amended and Restated Employment Agreement]

EXHIBIT A

Form of Release of Claims

    This Release of Claims is provided by me, the undersigned, pursuant to the Amended and Restated Employment Agreement between me and Taylor Morrison, Inc., dated as of October [__], 2021 (the “Employment Agreement”). All capitalized terms used in this Release of Claims, but not defined herein, shall have the meaning ascribed to those terms in the Employment Agreement.

1.In consideration of the pay and benefits to be provided to me in connection with the termination of my employment, as set forth in Section 5(a)(v) [and (b)]1 of the Employment Agreement (the “Severance Payments”), which are conditioned upon my signing (and not revoking) this Release of Claims and to which I am not otherwise entitled, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, I, on my own behalf and on behalf of my heirs, executors, beneficiaries and personal representatives, successors and assigns, and all others connected with or claiming through me (collectively, the “Releasors”), hereby release and forever discharge the Company and TMHC, and their subsidiaries and other Affiliates and all of their respective past, present and future officers, directors, shareholders, parents, employees, agents, general and limited partners, members, managers, joint venturers, trustees, employee benefit plans and their administrators and fiduciaries, representatives, agents, predecessors, successors and assigns, and all others connected with any of them, both individually and in their official capacities (collectively, the “Released Parties”), from any and all causes of action, rights and claims, of any nature or type, known or unknown, fixed or contingent, in law or in equity, which I have had in the past, now have, or might now have, through the date of my signing of this Release of Claims, including, but not limited to, any such causes of action, rights or claims in any way resulting from, arising out of or connected with my employment by or other relationship with the Released Parties or the termination of that employment and/or relationship or pursuant to any federal, state or local law, regulation or other requirement (including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act (“ADEA,” a law which prohibits discrimination on the basis of age), the Older Workers Benefit Protection Act, the National Labor Relations Act, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act, the Worker Adjustment Retraining and Notification Act and similar state laws, the Equal Pay Act, the Fair Labor Standards Act, the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Arizona Wage Act, the Arizona Equal Pay Act, the Arizona Employment Protection Act, the Arizona Civil Rights Act, the Arizona Occupational Health and Safety Act, the Arizona Right to Work Act, the Arizona Drug Testing of Employees Act, the Arizona Medical Marijuana Act, the Arizona criminal code, the Americans with Disabilities Act, and any other federal, state and local laws relating to discrimination on the basis of age, sex or other protected class, express or implied breach of contract, wrongful discharge, defamation, intentional infliction of emotional distress, and any related claims for attorneys’ fees and costs, each as amended from time to time); provided, that nothing herein shall release any claim arising after the effective date of the termination of my employment.

    Excluded from the scope of this Release of Claims are: (i) any rights of indemnification or contribution that I have pursuant to Section 8 of the Employment Agreement, the articles of incorporation or by-laws of the Company, TMHC or any of their subsidiaries, (ii) any right I have to the Severance Payments, (iii) vested rights to benefits under employee benefit plans of the Company, TMHC or their subsidiaries and (iv) rights that cannot be released as a matter of law (collectively, “Unreleased Claims”).
1 To be updated, as applicable.

2.I acknowledge and agree that this Release of Claims may be pleaded as a full defense to any action, suit, arbitration or other proceeding covered by the terms hereof which is or may be initiated by any of the Releasors.

3.I acknowledge that neither I nor any of the Releasors has filed any complaint, charge, claim or proceeding against any of the Released Parties before any local, state, federal or foreign agency, court, arbitrator, mediator, arbitration or mediation panel or other body (each individually, a “Proceeding”). I represent that I am not aware of any basis on which such a Proceeding could reasonably be instituted, except as I have expressly disclosed to the Company in writing. I (i) acknowledge that I shall not initiate or cause to be initiated on my behalf, and shall not participate in, any Proceeding (except with respect to an Unreleased Claim), except as required by law, and (ii) waive any right that I may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding, including any Proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”). Further, I understand that, by executing this Release of Claims, I shall be limiting the availability of certain remedies that I may have against the Company and limiting also my ability to pursue certain claims against the Released Parties. Notwithstanding the above, nothing in Section 1 of this Release of Claims shall prevent me from (a) initiating or causing to be initiated on my behalf any complaint, charge, claim or proceeding against the Company before any local, state or federal agency, court or other body challenging the validity of the waiver of my claims under ADEA contained in Section 1 of this Release of Claims (but no other portion of such waiver), or (b) initiating or participating in an investigation or proceeding conducted by the EEOC.

4.I represent and warrant that I have returned to the Company any and all Confidential Information and other property of the Company and its Affiliates that I had in my possession, custody or control on the date my employment with the Company terminated and that I have retained no such property. Without limiting the foregoing, I also represent and warrant that I have retained no copy of any such documents, materials or information.

5.In signing this Release of Claims, I acknowledge that I have had a reasonable amount of time to consider the terms of this Release of Claims and that I am signing this Release of Claims voluntarily and with a full understanding of its terms. I acknowledge my understanding that I may not sign this Release of Claims prior to the termination of my employment, but that I may consider the terms of this Release of Claims for up to [twenty-one (21)][forty-five (45)]2 days (or such longer period as the Company may specify in order to render this Release of Claims fully effective) from the date I receive this Release of Claims. I also acknowledge that I am advised by the Company, TMHC and their Affiliates to seek the advice of an attorney prior to signing this Release of Claims and that I have, in fact, consulted with an attorney prior to signing this Release of Claims; that I have had sufficient time to consider this Release of Claims and to consult with an attorney, if I wished to do so, or to consult with any other person of my choosing before signing; and that I am signing this Release of Claims voluntarily and with a full understanding of its terms.
6.I further acknowledge that, in signing this Release of Claims, I have not relied on any promises or representations, express or implied, that are not set forth expressly herein. I understand that I may revoke this Release of Claims at any time within seven (7) days of the date of my signing by written notice to the Company in accordance with Section 15 of the Employment Agreement and that neither the Company nor any other person is obligated to provide any of the Severance Payments to me until eight (8) days have passed since my signing
2 To be selected based on whether applicable termination was “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967).

of this Release of Claims without my having revoked this Release of Claims. If I revoke this Release of Claims, I shall be deemed not to have accepted the terms of this Release of Claims, and no action shall be required of any of the Released Parties under any section of this Release of Claims.

7.I acknowledge and agree that I continue to be bound by the provisions of Sections 6, 7, and 9 of the Employment Agreement, which shall survive my termination of employment with the Company and remain in full force and effect in accordance with their terms. On the date of my termination, the Company hereby agrees to use reasonable efforts to advise its executive officers not to make any statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, regarding me that are disparaging or damaging to my reputation.

8.This Release of Claims does not constitute an admission of liability or wrongdoing of any kind by the Company or me.

9.In accordance with Section 4(c) of the Employment Agreement, I hereby resign from all positions on the Board and all committees thereof (and, if applicable, from the board of directors or similar governing bodies (and all committees thereof) of all other Affiliates of the Company) and from all other positions and offices that I hold with the Company and its subsidiaries and Affiliates. I agree to promptly execute such further documents as the Company, in its sole discretion, shall reasonably deem necessary to effect the foregoing.
10.The provisions of this Release of Claims shall be binding upon my heirs, executors, administrators, legal representatives and assigns. A failure of any of the Released Parties to insist on strict compliance with any provision of this Release of Claims shall not be deemed a waiver of such provision or any other provision hereof. If any provision of this Release of Claims is determined to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable, and in the event that any provision is determined to be entirely unenforceable, such provision shall be deemed severable, such that all other provisions of this Release of Claims shall remain valid and binding upon me. For the avoidance of doubt, each of the Released Parties shall be a third-party beneficiary to this Release of Claims and shall be entitled to enforce this Release of Claims in accordance with its terms.
11.With respect to the matters herein stated as the subject of release, I do hereby waive and relinquish any and all rights which I may have under the laws of the State of Arizona.
12.This Release of Claims shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Arizona, without reference to the principles of conflicts of law of Arizona or any other jurisdiction, and where applicable, the laws of the United States.
*    *    *    *    *

Intending to be legally bound, I have signed this Release of Claims as of the date written below.

Signature:______________________________________
(not to be executed until termination of employment)
Name (please print): ______________________________

Date Signed: ___________________________________

Acknowledged:

TAYLOR MORRISON, INC.
By:    ___________________________
Name:
Title:
A-4